Exhibit 99.3

Unaudited Condensed Combined Pro Forma Balance Sheet

As of December 31, 2020

(in millions)

	AmerisourceBergen Corporation	Alliance Healthcare	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$4,891	$151	$(3,417)	(a)	$1,625
Accounts receivable, net	14,886	3,337	-		18,223
Inventories	13,179	1,701	-		14,880
Right to recover asset	1,192		-		1,192
Income tax receivable	317		-		317
Prepaid expenses and other	235	306	-		541
Due from Walgreen Boots Alliance	-	1,462	(1,197)	(b)	265
Total current assets	34,700	6,957	(4,614)		37,043

Property and equipment, net	1,477	547	-	(c)	2,024
Goodwill	6,710	3,282	605	(d)	10,597
Other intangible assets	1,862	661	1,550	(e)	4,073
Deferred income taxes	327	-	-		327
Other assets	771	504	-		1,275

Total Assets	$45,847	$11,951	$(2,459)		$(55,339)

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$33,450	$4,642	$-		$38,092
Accrued expenses and other	1,535	704	100	(f)	2,339
Short-term debt	59	375	(375)	(g)	59
Due to Walgreen Boots Alliance	-	72	(19)	(b)	53
Total current liabilities	35,044	5,793	(294)		40,543

Long-term debt	3,641	-	3,009	(h)	6,650
Accrued income taxes	287	-	-		287
Deferred income taxes	704	130	456	(i)	1,290
Other liabilities	483	270	-		753
Accrued litigation liability	6,199	-	-		6,199
Due to Walgreen Boots Alliance	-	835	(835)	(b)	-

Stockholders' equity
Common stock	3	-	-		3
Additional paid-in capital	5,188	5,878	(5,650)	(j)	5,416
Retained earnings	781	-	(100)	(f)	681
Accumulated other comprehensive loss	(71)	(1,019)	1,019	(j)	(71)
Treasury stock	(6,598)	-	-		(6,598)
Total equity, including non-controlling interest	(697)	4,859	(4,731)		(569)
Noncontrolling interest	186	64	(64)	(j)	186
Total (deficit) equity	(511)	4,923	(4,795)		(383)

Total liabilities and stockholders' (deficit) equity	$45,847	$11,951	$(2,459)		$(55,339)

Unaudited Condensed Combined Pro Forma Statement of Operations

Fiscal Year Ended September 30, 2020

(in millions, except per share information)

	AmerisourceBergen Corporation	Alliance Healthcare	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$189,894	$19,069	$-		$208,963
Cost of goods sold	184,702	17,130	-		201,832
Gross profit	5,192	1,939	-		7,131
Operating expenses:
Distribution, selling, and administrative	2,767	1,479	-		4,246
Depreciation and amortization	391	141	100	(e)	632
Employee severance, litigation, and other	6,807	-	-		6,807
Impairment of PharMEDium assets	362	-	-		362
Operating (loss) income	(5,135)	319	(100)		(4,916)
Other (income) loss	(2)	2	(14)	(k)	(14)
Interest expense, net	138	49	(5)	(l)	182
Loss on early retirement of debt	22	-	-		22
(Loss) income before income taxes	(5,293)	268	(81)		(5,106)
Income tax (benefit) expense	(1,894)	71	(22)	(k), (m)	(1,845)
Earnings from equity method investments, net of tax	-	10	(10)	(k)	-
Net (loss) income, including non-controlling interest	(3,399)	207	(70)		(3,262)
Net (income) attributable to noncontrolling interest	(9)	(9)	-		(18)
Net (loss) income attributable to the company	$(3,408)	$198	$(70)		$(3,280)

Basic and diluted earnings per share	$(16.65)				$(15.87)

Basic and diluted weighted common average shares outstanding	205		2	(n)	207

Unaudited Condensed Combined Pro Forma Statement of Operations

Three Months Ended December 31, 2020

(in millions, except per share information)

	AmerisourceBergen Corporation	Alliance Healthcare	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$52,517	$5,246	$-		$57,763
Cost of goods sold	51,064	4,737	-		55,801
Gross profit	1,453	509	-		1,962
Operating expenses:
Distribution, selling, and administrative	735	386	-		1,121
Depreciation and amortization	100	37	23	(e)	160
Employee severance, litigation, and other	70	-	-		70
Impairment of PharMEDium assets	-	-	-		-
Operating income	548	86	(23)		611
Other (income) loss	(14)	-	(10)	(o)	(24)
Interest expense, net	34	11	-	(p)	45
Loss on early retirement of debt	-	-	-		-
Income before income taxes	528	75	(14)		589
Income tax expense	149	20	(4)	(o), (q)	165
Earnings from equity method investments, net of tax	-	7	(7)	(o)	-
Net income, including non-controlling interest	379	62	(17)		424
Net (income) attributable to noncontrolling interest	(4)	(4)	-		(8)
Net income attributable to the company	$375	$58	$(17)		$416

Basic earnings per share	$1.83				$2.01
Diluted earnings per share	$1.81				$1.99

Basic weighted common average shares outstanding	205		2	(r)	207
Diluted weighted common average shares outstanding	207		2	(r)	209

Notes to Unaudited Condensed Combined Pro Forma Financial Information

(in millions)

Note 1 - Basis of presentation

The unaudited condensed combined pro forma financial statements are based on AmerisourceBergen Corporation's (the "Company's") and a majority of Walgreen Boots Alliance's ("WBA's") Alliance Healthcare businesses ("Alliance Healthcare") historical financial statements as adjusted to give effect to the proposed acquisition of Alliance Healthcare and the debt issuance necessary to finance a portion of the acquisition.  The Company's historical results reflect its unaudited balance sheet as of December 31, 2020, unaudited statement of operations for the three months ended December 31, 2020, and audited statement of operations for the fiscal year ended September 30, 2020.  The Alliance Healthcare historical results reflect its unaudited balance sheet as of November 30, 2020, unaudited statement of operations for the three months ended November 30, 2020, and audited statement of operations for the fiscal year ended August 31, 2020.  Alliance Healthcare’s historical combined financial statements have been prepared on a stand-alone basis and reflect a combination of entities and portions of certain entities under common control that have been “carved out” of and derived from WBA’s historical consolidated financial statements and accounting records.  As a result, the Alliance Healthcare historical financial statements may not necessarily reflect what its financial condition and results of operation would have been had Alliance Healthcare been an independent, stand-alone entity during the periods presented.  The unaudited condensed combined pro forma statements of operations for the three months ended December 31, 2020 and the twelve months ended September 30, 2020 give effect to the Alliance Healthcare acquisition as if it had occurred on October 1, 2019.  The unaudited condensed combined pro forma balance sheet as of December 31, 2020 gives effect to the Alliance Healthcare acquisition as if it had occurred on December 31, 2020.  These unaudited condensed combined pro forma financial statements are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Alliance Healthcare acquisition had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations or financial condition that may be expected for any future period or date.  Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.

Based on a preliminary review of the accounting policies of the Company and Alliance Healthcare, the Company is not aware of any difference that would have a material impact on the unaudited condensed combined pro forma financial statements.  After the completion of the Alliance Healthcare acquisition, as more information becomes available, accounting policy differences may be identified and these differences, when identified, could have a material impact on the unaudited pro forma financial statements.

Note 2 - Preliminary purchase price allocation

In January 2021, the Company entered into a share purchase agreement with WBA pursuant to which the Company will acquire a majority of WBA's Alliance Healthcare businesses for approximately $6.5 billion, comprised of $6.275 billion in cash, subject to certain purchase price adjustments, and two million shares of Company common stock (the "Transaction"). WBA's operations in China, Italy, and Germany are not part of the Transaction. The Company intends to finance the acquisition of Alliance Healthcare using a combination of cash, a bank term loan, and the issuance of senior notes. The Transaction, which is expected to close by AmerisourceBergen’s fiscal year-end 2021, is subject to the satisfaction of customary closing conditions, including the receipt of applicable regulatory approvals.

The unaudited condensed combined pro forma financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and the liabilities assumed of Alliance Healthcare based on management's best estimates of fair value. The final purchase price allocation may vary based upon final appraisals, valuations, and analyses of the fair value of the assets acquired and assumed liabilities and is subject to change. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The following table illustrates the preliminary allocation of the purchase price for Alliance Healthcare to the acquired identifiable assets, assumed liabilities, and pro forma goodwill:

Total purchase price	$6,503
Accounts receivable	3,337
Inventories	1,701
Prepaid expenses and other	306
Due from Walgreen Boots Alliance	265
Property and equipment	547
Intangible Assets	2,211
Other assets	504
Total identifiable assets	8,871

Accounts payable	(4,642)
Accrued expenses and other	(704)
Due to Walgreen Boots Alliance	(53)
Deferred tax liability	(586)
Other liabilities	(270)
Total liabilities assumed	(6,255)
Total pro forma goodwill	$3,887

The estimated intangible assets acquired include customer relationships, with an estimated useful life of 13 years, and a tradename, with an estimated useful life of 10 years. The final estimated lives assigned to these intangible assets may vary based upon final valuations. Accordingly, the pro forma amortization adjustments are preliminary and have been made solely for illustrative purposes.

Note 3 - Pro forma adjustments

Alliance Healthcare’s combined financial statements include allocation of corporate costs incurred by WBA, for services that are provided to or on behalf of Alliance Healthcare, using consistent and reasonable method based on gross profit metric. The historical statements of operations for Alliance Healthcare reflect allocations of corporate costs from WBA for shared services and infrastructure provided, which includes costs such as information technology, accounting, legal, risk and insurance services, treasury, shareholder services and other corporate and infrastructure services. The allocations may not; however, be indicative of the actual expenses that would have been incurred during the periods presented if Alliance Healthcare historically operated as a separate, stand-alone entity.

Following the Alliance Healthcare acquisition, certain functions such as information technology and infrastructure will be performed by the Company or third-party service providers. For an interim period, however; some of these functions may continue to be provided by WBA under transition service agreements. The costs for these services could in the aggregate be higher than the combination of the Company’s current costs and those reflected in the historical financial statement of Alliance Healthcare.

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited condensed combined pro forma financial information:

Adjustments to the condensed combined pro forma balance sheet:

(a)	Reflects the following adjustments:

(1)	reduction of approximately $6,275 million to reflect the estimated cash portion of the purchase price in connection with the Alliance Healthcare acquisition;

(2)	reduction of $151 million to reflect the historical cash retained by the seller;

(3)	increase of approximately $3,009 million to reflect the estimated net proceeds from a $1,000 million term loan borrowing and the issuance of $2,025 million of senior notes to partially fund the cash portion of the purchase price in connection with the Alliance Healthcare acquisition.

(b)	Represents the elimination of the portion of due to/from Walgreen Boots Alliance included in the historical financial statements of Alliance Healthcare that is not related to trade acccounts receivable or trade accounts payable.

(c)	The Company has not yet determined the fair value of property and equipment acquired; therefore, carrying value has been used in the preliminary purchase price allocation and in the pro forma financial information.

(d)	Represents the following adjustments: (1) reduction of $3,282 million representing goodwill included in the historical November 30, 2020 balance sheet of Alliance Healthcare, and (2) and increase of $3,887 million to reflect the estimated goodwill in connection with the Company's preliminary purchase price allocation for the Alliance Healthcare acquisition.

(e)	Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including trade names and customer relationships.

The following table summarizes the estimated fair value of Alliance Healthcare's identifiable intangible assets and their estimated useful lives and uses a straight-line method of amortization (the sum of the components may not equal the total due to rounding):

				Three months ended
			Fiscal 2020	December 31, 2020
	Estimated	Estimated Useful	Amortization	Amortization
	Fair Value	Life in Years	Expense	Expense
Trade names	$300	10.0	$30	$8
Customer relationships	1,911	13.0	147	37
	$2,211		177	44

Historical amortization expense			(77)	(21)
Pro forma adjustments			$100	$23

These preliminary estimates of fair value and estimated useful lives will likely differ from the final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited condensed combined pro forma financial statements.  A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $18 million, assuming an overall weighted-average useful life of 12.6 years.

(f)	Represents an estimate of the transaction costs expected to be incurred in connection with the Transaction.

(g)	Represents a reduction of $375 million to the short-term debt balance included in the historical November 30, 2020 balance sheet of Alliance Healthcare that will be retained by the seller.

(h)	Represents an increase of $3,009 million to reflect the long-term debt, net of anticipated debt offering costs, that is expected to be incurred to partially fund the acquisition of Alliance Healthcare.

(i)	Represents the following adjustments: (1) a reduction of $130 million to the deferred tax liability balance included in the historical November 30, 2020 balance sheet of Alliance Healthcare, and (2) an increase of $586 million to reflect the estimated deferred tax liabilities in connection with the Company's preliminary purchase price allocation for the Alliance Healthcare acquisition, which is subject to change based on the final purchase price allocation.

(j)	Represents the following adjustments: (1) elimination of the stockholders' equity balances included in the historical November 30, 2020 balance sheet of Alliance Healthcare, and (2) the increase of an estimated $228 million related to the issuance of 2 million AmerisourceBergen Corporation shares, with a per share fair value of $113.86 as of March 15, 2021, to finance a portion of the purchase price in connection with the closing of the Alliance Healthcare acquisition. A 10% change in the stock price of AmerisourceBergen Corporation would cause the total purchase price to increase or decrease by $23 million, which would offset the estimated goodwill.

Adjustments to the condensed combined pro forma statements of operations:

(k)	Reclass $10 million of Alliance Healthcare's historical Earnings from equity method investments, net of tax to Other (income) loss, $14 million income, and Income tax expense, $4 million, in the condensed combined pro forma statements of operations.

(l)	Represents the following adjustments: (1) elimination of Alliance Healthcare's historical interest expense of $49 million, and (2) an increase of $44 million to reflect the estimated interest expense, assuming a 1.295% weighted average interest rate, associated with the estimated long-term debt that is expected to be incurred to partially fund the acquisition of Alliance Healthcare. A 10-basis point increase in the assumed interest rate would increase interest expense by $3 million.

(m)	Reflects the income tax effect of the pro forma adjustments based on the estimated statutory rate of 26.5%

(n)	Represents an adjustment to the Company's basic and diluted weighted average common shares outstanding to include an incremental two million shares expected to be issued in connection with the Alliance Healthcare acquisition.

(o)	Reclass $7 million of Alliance Healthcare's historical Earnings from equity method investments, net of tax to Other (income) loss, $10 million income, and Income tax expense, $3 million, in the condensed combined pro forma statements of operations.

(p)	Represents the following adjustments: (1) elimination of Alliance Healthcare's historical interest expense of $11 million, and (2) an increase of $11 million to reflect the estimated interest expense, assuming a 1.295% weighted average interest rate, associated with the estimated long-term debt that is expected to be incurred to partially fund the acquisition of Alliance Healthcare. A 10-basis point increase in the assumed interest rate would increase interest expense by $1 million.

(q)	Reflects the income tax effect of the pro forma adjustments based on the estimated statutory rate of 26.5%

(r)	Represents an adjustment to the Company's basic and diluted weighted average common shares outstanding to include an incremental two million shares expected to be issued in connection with the Alliance Healthcare acquisition.